Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
May 10, 2002	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES FIRST QUARTER 2002 RESULTS
Significant revenue and operating trend improvements within the first quarter;
Automated volumes up 97%, Concert revenues down 55%, Video revenues up 352%

DENVER — ACT Teleconferencing, Inc. (Nasdaq National Market-ACTT), a leading independent worldwide provider of audio, video, and Internet conferencing products and services, today announced results for the first quarter of 2002.

The Company said it returned to profitability in the month of March on the strength of organic growth in audio and video services. For the first quarter 2002 over the first quarter 2001, revenue growth was achieved despite a 55% reduction in Concert revenues. Shareholders are referred to previous press releases concerning the Company’s largest customer Concert, previously a 50-50 joint venture between AT&T and British Telecom, which is being restructured and transitioned to 100% ownership by AT&T, causing a short-term reduction in ACT call volumes.

The Company reported first quarter revenues of $12.8 million, an increase of 11% compared with the corresponding first quarter of 2001. Automated audioconferencing call volumes and revenues grew by 97% and 60%, respectively. Fully attended audioconferencing revenues declined by 21%, reflecting the conversion of existing customers to the automated platform. Videoconferencing revenues grew by 352% over the previous year, reflecting the PictureTel acquisition. The Company incurred a loss of $1.5 million in the first quarter of 2002 compared with a profit of $312,000 in the previous year. Loss per share was $0.17 in the first quarter of 2002 compared with positive earnings per share of $0.05 in the first quarter of 2001.

ACT Chairman and CEO Gerald D. Van Eeckhout said, “The monthly trends indicate significant and encouraging improvement from a December 2001 monthly net loss of $1.3 million to a net income of $140,000 for the month of March 2002. The average bottom line improvement was approximately $500,000 each month during the first quarter 2002 to a profit in March 2002. Similarly by March 2002, operating income for the month had improved to positive $300,000 from a December operating loss of $1 million.”

Van Eeckhout said excluding the Concert drop off and the Proximity acquisition, revenues in the core audio and videoconferencing business had grown by 7% sequentially first quarter 2002 over fourth quarter 2001, which roughly translates into 30% annualized revenue growth, assuming this performance can be sustained.

The Company said with the inclusion of two recent videoconferencing business acquisitions that its financial model had changed substantially. In the future, variable telecommunication costs are estimated to run at 21% of sales, resulting in a variable profit contribution of 79% on each additional sale. Absent any major acquisitions, which are not presently anticipated, fixed cash costs are projected to run at approximately $3.2 million per month for the remainder of the year. Depreciation and amortization are expected to remain steady at approximately $400,000 per month. Based on this model, the Company said that profit growth will be driven at a much greater rate than expected growth in revenues.

(In Thousands)	October 2001	November 2001	December 2001	January 2002	February 2002	March 2002
Revenues	$4,952	$4,500	$3,068	$3,749	$4,010	$5,012

Ratios as a % of Revenue:
Variable telecom cost %	15%	13%	24%	23%	20%	21%
Ebitda %	14%	16%	(21)%	(13)%	(4)%	14%
Operating income %	6%	6%	(35)%	(23)%	(12)%	6%

The ratios presented above are based on unaudited financial information extracted from the Company’s financial records and have been compiled and presented for the purpose of assisting shareholders to review monthly trends for modeling and analysis purposes.

Van Eeckhout said, “In January due to the uncertainty surrounding Concert, we targeted a break even for the first half of the year. During the first quarter we experienced a sharper than expected reduction in Concert revenues, however, the rate of recovery from other revenue sources was also stronger than expected, and we returned to positive net income in March. New volumes are now rebuilding on the international platform at a steady and satisfactory rate. Today we are at a revenue run rate of approximately $55 million to $60 million and growing. If we can maintain this rate of growth to $60 million revenue we expect to be at a satisfactory level of profitability for the year. If we can achieve our targeted revenues of $65 million, we believe our originally planned earnings per share of $0.30 is attainable.”

Van Eeckhout added the Company’s top three customers, which formerly represented over 40% of total revenues, are down to 23% of revenues, thus significantly reducing the risk of revenue and customer concentration. He added that, during the first quarter of 2002, no single customer accounted for more than 10% of revenue.

The Company presented the following product line revenue trend for the past five quarters:

Revenues $000	Q1 2001	Q2 2001	Q3 2001	Q4 2001	Q1 2002	% Chg Annual	%Chg Sequential

Automated	$1,698	$1,841	$2,311	$2,930	$2,714	60%	(7)%
Audioconferencing
Attended	5,839	5,626	4,531	4,064	4,622	(21)%	14%
Audioconferencing
Concert/International	2,988	3,255	3,034	2,456	1,356	(55)%	(45)%
Audioconferencing
Videoconferencing**	691	590	605	2,869	3,124	352%	9%
Other*	309	510	295	201	954	209%	375%

Total Revenues	$11,525	$11,822	$10,776	$12,520	$12,770	11%	2%

*Web conferencing, equipment, and event management including the acquisition of Proximity in Q1 2001

**Reflects acquisition of PictureTel videoconferencing services business in Q4 2001

Van Eeckhout said, “The above trends illustrate the significant changes in the Company’s business, particularly in the last quarter of 2001 and the first quarter of 2002. The transition from attended to unattended audioconferencing, the transition of Concert to AT&T and the videoconferencing business acquisitions, each of which have differing cost and margin characteristics, have converged to create a broad range of opportunities. For example, over 50% of our revenues in the first quarter of 2002 were derived from products and services that were not offered by the company 18 months ago. We believe we can leverage each of these opportunities as evidenced by recent operating improvements so far this year, but more importantly, we believe they indicate significant longer term business potential for ACT.”

	Three Months Ended
Selected Financial Data	March 31 2002	March 31 2001

Net Revenue	$12,770,216	$11,525,464
Gross Profit	4,425,028	5,546,267
Operating Income (Loss)	(1,075,438)	975,107
Net Income (Loss)	(1,541,340)	352,046
Preferred Dividends	—	(39,999)

Net Income (Loss) Available To Common Shareholders	(1,541,340)	312,047

Weighted Average Number Of Shares — Basic	8,978,257	6,017,750
Weighted Average Number Of Shares — Diluted	8,978,257	6,639,123

Earnings (Loss) Per Share — Basic and Diluted	$(0.17)	$0.05

	March 31	December 31
Balance Sheet	2002	2001
Cash	$2,726,248	$5,126,723
Other Current Assets	11,707,589	10,382,448
Net Equipment	17,950,175	18,108,034
Goodwill And Other Non-Current Assets	23,711,250	19,869,756

Total Assets	56,095,262	53,486,961

Current Liabilities	17,669,585	16,869,315
Long-Term Liabilities	8,161,583	7,454,651
Shareholders’ Equity	30,264,094	29,162,995

Total Liabilities and Shareholders’ Equity	$56,095,262	$53,486,961

ACT has scheduled a conference call for 10:00 a.m. Mountain Time, Friday May 10, 2002, that will include a question & answer session. Call-in numbers are: +1-303-262-2140—Denver and International, and +1-800-218-0713—U.S. and Canada. The reservation number is 470773. Please dial in at least 5 minutes prior to the start time. To participate in this conference on the Internet via ACT’s ActionCastSM, please join us at: http://www.visualwebcaster.com/event.asp?id=5147. Gerald Van Eeckhout, Chairman and CEO, and Gavin Thomson, Vice Chairman & CFO, will be presenting on behalf of the Company.

For a replay of the audio portion of the conference on ACT’s ActionReplaySM from Friday, May 10, 2002 (one hour after end of conference) through Wednesday, August 7, 2002 (11 p.m. Mountain Time), please call +1-303-590-3000—Denver and International, or +1-800-405-2236—U.S. and Canada. Use pass code 470773#. For a replay of the conference on the Internet via ACT’s ActionCastSM from Friday, May 10, 2002 through Wednesday, August 7, 2002, please log on to: http://www.visualwebcaster.com/event.asp?id=5147.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and Internet conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video platforms that provide uniform international services, uniform billing and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and

Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

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CONTACTS:

ACT Teleconferencing, Inc.	Pfeiffer High Public Relations, Inc.
Liza Rygg, IR/Corporate Communications Manager	KC Ingraham or Jay Pfeiffer
Ph: 303/235-9000	Ph: 303/393-7044
E-mail: lrygg@corp.acttel.com	E-mail: kc@pfeifferhigh.com

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